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                                                                    Exhibit 10.3

                                SERVICE AGREEMENT

                              for Managing Director

between

                                 Accenture GmbH,
                              Otto-Volger-StraBe 15
                              65843 Sulzbach/Taunus
                           (hereinafter the "Company")

and

                           (hereinafter the "Partner")

Article 1 - Position and Scope of Duties

1.1 As of June 1, 2001, ___________ shall be employed by the Company as managing director (Geschaftsfuhrer), and may carry the title "Partner". He/She may represent the Company jointly with another managing director or a holder of Prokura. The restrictions set out in section 181 German Civil Code (Burgerliches Gesetzbuch) (prohibition of self-contracting) shall apply.

1.2 The specific responsibilities and duties of the Partner shall be determined and assigned to him/her by his/her Supervising Partner (hereinafter the "SP") who shall be Partner of the Accenture Group. The SP shall be determined by the Country Managing Director of the Company (hereinafter the "CMD"), to whom the Partner in case of doubt may turn for further determination.

1.3 The SP may also assign different and/or additional responsibilities to the Partner and determine an allocation of responsibilities.

1.4 The Partner shall perform his/her duties as managing director by observing the diligence of a prudent businessman in accordance with the provisions of this Service Agreement, the general and specific directives or instructions given by the Company or the SP, and in accordance with the law. The Partner shall also comply with Accenture Group's policies and guidelines as issued from time to time. The Partner will on his/her own initiative inform himself/herself about the actual version of such policies which will be published by the Company in the usual way.

1.5 The Partner shall report to the SP, or to any other officer of the Accenture Group who may in future assume the responsibilities currently assigned to the SP. The Partner may consult the SP on any issue that is beyond the ordinary operation of the business. In case of doubt, he/she shall request directions in writing or telefax.

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1.6      The Partner shall work whatever hours are required for the fulfillment of his/her tasks. The Partner is furthermore prepared to travel extensively inside and outside Germany as the business requires, and he/she is aware that the Company may assign him/her further and different tasks. Such tasks may include work in another country outside Germany permanently or for a long (6 months or longer) period of time, work on premises of another company of the Accenture Group or on premises of a client, customer or supplier, and may include a change in the form and contents of the Partner's work.

Article 2 - Other Activities

2.1 The Partner shall devote his/her full working time and ability to the Company's business. Any other activity, be it for remuneration or not, including any part time work, is subject to the explicit prior written consent of the SP, who may deny such consent if in his/her view such activity is not in the interest of the Company, and who may also make his/her consent contingent upon the Partner forwarding any proceeds from such other activities to the Company. The same shall apply for representation activities and honorary function the Partner intends to accept.

2.2 Scientific and literary activity is permitted, provided that the Company is informed prior to publication, and that such activity does not adversely affect the working capacity of the Partner, does not give rise to the divulging of confidential information, or is in any other way not in the interest of the Company. Any use of the Company's name shall require prior approval of the Company. Article 8 remains unaffected.

2.3 The Partner shall not during the term of this Service Agreement solicit or assist or facilitate the solicitation of any employee of the Company or of any of its affiliates with the intention of causing them to render services to any other person or activity.

Article 3 - Remuneration

3.1 The Partner shall be entitled to a gross annual Base Compensation which will be subject to review at the beginning of each subsequent fiscal year. The net amount of such compensation shall be paid in 12 equal monthly instalments, payable in arrears. The calculation of such net amount will also include deductions for benefits such as car cost, pension contributions and insurance premiums.

         By payment of the above mentioned Base Compensation all activities which the Partner has to perform under this Service Agreement shall be considered. In particular, the Partner shall not be entitled to any additional compensation for overtime work.

         In addition, the Partner may be paid a bonus depending on the Company's and his/her performance.

         For the remainder of the current fiscal year after signature of this Contract, the monthly base compensation shall amount to gross EURO ___________________. In addition, the Partner may be paid

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         a bonus depending on the Company's and his/her performance during the months September through May of Fiscal Year 2001.

3.2 In addition, the Company shall bear the employer portion of the mandatory social security contributions (Arbeitgeberanteil Sozialversicherungsbeitrage) including contributions to state unemployment and medical insurance according to German law. In case the Partner opts for a private medical insurance instead of the state medical insurance the Company will bear half of the contributions due up to a maximum of what would have to be paid by the Company to the state medical insurance for the Partner's personal medical insurance.

3.3 The Partner shall participate in the Partners' Pension Plan "Versorgungszusage fur die Partner der Accenture GmbH", June 2001.

Article 4 - Other Benefits

4.1 Travel expenses and other necessary expenses reasonably incurred by the Partner in the furtherance of the Company's business shall be reimbursed according to the guidelines of the Company as amended from time to time and within the framework of the principles applicable in Germany for tax purposes. The Partner will, however, in accordance with the applicable guidelines and policies of the Company cultivate and entertain at his/her own expense and to a reasonable extent clients, prospective clients and others whose regard for the Company is an important factor in its continued growth.

4.2 The Company shall in accordance with its rules provide the Partner with a company car for business and private use. Further details including regulations concerning cost coverage are stipulated in the respective policy as amended from time to time.

4.3 The Company shall provide insurance cover of the Partner against specified risks in accordance with the applicable Company policy as amended from time to time.

4.4 Accenture, Ltd. operates a Stock Program. The Partner shall participate in such Program in accordance with its terms and conditions as amended from time to time.

Article 5 - Inability to Perform Duties

5.1 In case the Partner shall be unable to perform his/her duties under this Service Agreement, be it for health or other reasons, he/she shall inform the Company immediately. In case the inability to work shall last for a long period, the Partner shall provide the Company with an appropriate medical certificate should this be required by the Company. If the Partner is prevented from carrying out his/her duties under this Service Agreement due to illness he/she shall continue to be entitled to payment of his/her Base Compensation in accordance with the provision of the German Continued Payment of Salary Act (Entgeltfortzahlungsgesetz) as amended from time to time. In addition, the relevant global and local Accenture policies shall apply as amended from time to time.


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5.2      In order to cover the additional risks due to inability to perform his/her duties, the Partner is required to take out an insurance as stipulated by the respective Company policy as amended from time to time at his/her expense.

5.3 The Partner herewith transfers to the Company, and the Company accepts such transfer, any claim for damages he/she may have against a third party in connection with his/her inability to work up to the amount of damages incurred to the detriment of the Company, and he/she will provide the company with all necessary assistance to enforce such transferred claim.

Article 6 - Vacation

6.1 The Partner shall be entitled to an annual vacation of 25 working days excluding Saturdays, Sundays and Public Holidays.

6.2 The time of vacation shall be coordinated with the SP, thereby taking into consideration the personal wishes of the Partner, the vacation plan of other Partners and employees, and the interests of the Company.

6.3 Vacation entitlement accrues month by month evenly through the year. Vacation not taken in any calendar year may only be carried forward to the next calendar year with the written approval of the SP. Vacation carried forward must be taken until March 31 of this calendar year. If the vacation is not taken until then, it shall be forfeited. In any case there is no entitlement for payment in lieu of vacation.

Article 7 - Confidentiality, Client Protection, Data Protection

7.1 The Partner accepts a duty of secrecy and confidentiality with respect to

         - all business and trade secrets of the Company and any Accenture Group company, i.e., all facts related to the business of the Company and any Accenture Group company which are not in the public domain and in the secrecy of which the Company and any Accenture Group company have a legitimate interest, and

         - all business issues, information, documents and other materials of data media of the clients of the Company and any Accenture Group company with whom or which the Partner has had material contacts or dealings on behalf of the Company in performing his/her contractual duties.

7.2 The Partner will not directly or indirectly disclose or make use of the Company's knowledge capital for any other purpose other than a legitimate purpose of the Company. The Company's knowledge capital includes all information, documents and any other materials or data media containing intellectual property of the Company, especially working procedures, guidelines and best practices, development or solution tools, methodologies, models, program modules etc., gained within the scope of all business and client relationships that could be valuable for the Company or any other affiliates of the Accenture Group's business unit either internally or in further projects for clients.


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7.3      The Partner is not entitled to copy, duplicate, access or otherwise appropriate such Confidential Information for his/her own nor for any third parties' use or benefit.

7.4 The Partner also guarantees professional confidentiality and as otherwise applicable (e.g. bank secret, data privacy regulations) as far as his/her clients and their business is concerned (Client Related Information). The above provisions 7.1-7.3 apply accordingly.

7.5 Upon termination of this Contract or in the event of leave of absence or suspension from work, the Partner shall immediately return all confidential or client related information, including any work he/she has produced during his/her service for the Company, and including any embodiments, copies or other reproductions thereof. The Company can demand the return of all documents and information as soon as notice of termination of this Contact is given or the Partner is suspended from his/her obligation to work.

7.6 The above provisions of this Article shall continue to apply after termination of this Contract.

7.7 The Partner acknowledges that the Company will store personal data relating to him/her. Such data will include the Partner's employment application, address, references, bank details, performance appraisals, work, holiday and sickness records, next of kin, salary reviews, remuneration details and other records (which may, where necessary, include sensitive data relating to the Partner's health, and data held for equal opportunities purposes). The Company will store such personal data for personnel administration and management purposes and to comply with its obligations regarding the retention of employee/worker records. The Partner's right of access to such data is as prescribed by law.

7.8 The Partner hereby undertakes and agrees that the Company may process personal data relating to personnel administration and management purposes, and may, when necessary for those purposes, make such data available to its advisors, to third parties providing products and/or services to the Company, (such as IT systems suppliers, pension, benefits and payroll administrators), to regulatory authorities (including the German revenue authorities), and as required by law. The Partner agrees that personal data may also be transferred, stored, processed and used cross border and outside Germany, if business requires.

Article 8 - Intellectual Property

8.1 The Partner grants to the Company for any purpose all exclusive economic rights (ausschlieBliche Nutzungs- und Verwertungsrechte) on an exclusive, unrestricted, unlimited and world wide basis in respect of all copyright works and/or design originated (including without limitation, laboratory or production reports, manuals and related materials) conceived, written and/or made by the Partner alone or with others during the term of this Contract (the "Works") for all known kinds of use (Nutzungsarten).

8.2      The Company has the right to exploit the licence (rights) granted under
         8.1 - either itself or via third parties, either in whole or in part.


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8.3      The Partner undertakes not to make use of the Partner's personal rights in accordance with Sec. 12, 13 s. 2, 25, 39 of the German Copyright Act (Urheberrechtsgesetz) and to make use of the Partner's rights under Sec. 41 of the German Copyright Act no earlier than five years from the date the Work is created by the Partner. The Partner acknowledges that the Company will preserve and enforce the moral rights in the Partner's Works. The Company will consider and take into account the interest of the Partner as far as this is economically and/or technically reasonable. The Company, in particular in the case of software, is free to choose a title for the Works and, in doing so, is not obliged to state the Partner's name.

8.4 The above provisions 8.1 to 8.3 above are without prejudice to Sec. 69b German Copyright Act. For the avoidance of doubt, the Company and the Partner hereby acknowledge that an agreement in the sense of Sec. 69b German Copyright Act must be in written form.

8.5 The Partner assigns to the Company all other intellectual property rights in the Works. The Partner in accordance with Sec. 2 and 3 German Registered Design Act (Geschmacksmustergesetz) assigns the rights in any design which forms part of the Works.

8.6 In respect of any inventions of the Partner, namely improvements, inventions, discoveries and/or qualified proposals for technical improvements, the German Act on Employee' Inventions
         (Arbeitnehmererfindergesetz) and the corresponding Directive on the Remuneration of Employees' Inventions (Richtlinie fur die Vergutung von Arbeitnehmererfindungen) shall apply.

8.7 The "Restrictions on Business Activities after Resignation, Removal or Retirement" attached to this Contract shall apply and form an integral part of this Contract.

Article 9 - Term of Employment and Notice

9.1 This Service Agreement is entered into for an indefinite period. It shall, however, end without the need to give notice on the last day of the month in which the partner reaches the normal Accenture retirement age, but not later than the expiry of the month during which the Partner attains age of 65, or the month during which the Partner is entitled to receive state old age pension or pension for inability to work, whichever occurs first. Both parties are entitled to terminate this Contract by giving six months prior notice effective to the end of any calendar month. In case the Company is obliged to observe an extended notice period, such an extension shall also apply for the Partner.

9.2 In case this Contract has been terminated, the Company is entitled to suspend and release the Partner from work at any time. In such case the Company shall continue to pay the contractual Base Compensation according to Article 3.1 to the Partner. Any vacation not yet taken shall be set off against the time period during which the Partner is suspended/released from work. Any suspension period shall not count for calculating a possible (discretionary) bonus or payment above the Base Compensation.


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9.3      Notice of extraordinary termination, effective immediately, may be given for important reasons in accordance with German law. Such reasons shall specifically be deemed to exist in case the Partner violates Articles 2, 7 and 8 of this Service Agreement. The right of both Parties to terminate extraordinarily for other reasons remains unaffected.

9.4 Notice of termination must be given in writing. A revocation of appointment as Partner shall at the same time be deemed as termination of this Contract with notice period, provided that no termination for cause is made.

9.5 In case of a termination of this Service Agreement, or a revocation of appointment as Partner, any other position or membership held in an undertaking of the Accenture Group, or held on behalf of the Company shall cease automatically. If necessary, the Partner will take the appropriate steps and provide assistance to the company to this effect.

Article 10 - Final Provisions

10.1 All relevant global and local policies, guidelines and regulations of the Accenture Group shall apply to the Partner for the duration of this Service Agreement, to the extent that they are in accordance with the relevant German law.

10.2 The Partner declares that he/she took full notice of, and undertakes to comply with, the German Insider Rules (as published in Bundesanzeiger Nr. 119 of 1st July 1988, page 2883, with subsequent amendments) and the respective provisions of the German Wertpapierhandelsgesetz as amended from time to time.

10.3 This Service Agreement represents the entire agreement and understanding of the parties. It supersedes and replaces all other previous contracts of employment as issued by the Company or its affiliates, including benefit grants such as BRB (Basic Retirement Benefit).

10.4 Any amendments of or additions to this Service Agreement shall be made in writing in order to be effective.

10.5 If one of the provisions of this Service Agreement is held to be invalid, the remaining provisions shall remain valid, and the invalid provision shall be replaced by such valid one which shall have the closet admissible economic effect. The same shall apply in the event that the Contract is found to be incomplete.

10.6 This Service Agreement shall be governed and construed in accordance with the laws of the Federal Republic of Germany. The exclusive jurisdiction lies with the court of Frankfurt am Main.


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Accenture GmbH

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Thomas Kohler                Rolf Schulz                May 31, 2001



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RESTRICTIONS ON BUSINESS ACTIVITIES AFTER RESIGNATION; REMOVAL OR RETIREMENT

(A) The Partner acknowledges that he/she occupies a position of special trust and confidence with respect to the Company and his/her or its partners.

         Partnership imposes the obligation to act in a stewardship capacity with respect to the preservation and development of the Company and its resources for the benefit of future, as well as present, partners and employees.

         The Partner further acknowledges that the successful development and marketing of the Company's professional services and products require substantial research and development of unique methodologies, technologies (including computer software) and training programs. Such efforts generate for the Company valuable proprietary or confidential information ("Company information") which gives the Company a business advantage over others who do not have such information. Company information includes, but is not limited to, Company business plans, practice methodologies and technologies (including computer software), training materials, personnel information, client lists and confidential client information, information regarding the business needs, strategies and technologies of present and prospective clients and internal Company publications.

         In recognition of the partners' special relationship with the Company and the fiduciary duties arising therefrom, and in acknowledgement that each partner will have obtained knowledge of Company information during his/her membership in the Company, the Partner undertakes the following obligations which he/she confirms have been reasonably designed to protect the Company's legitimate business interests without unnecessarily or unreasonably restricting his/her professional opportunities in the event that he/she resigns, retires, or is removed as a member of the Company:

         (1) The Partner shall return all Company property (including Company information) upon his/her resignation, retirement or removal from the Company, and he/she shall, both during and after his/her service as a partner of the Company, refrain from using or disclosing Company information for his/her own account or the account of any person other than the Company without the prior written approval of the Supervising Partner (hereinafter the "SP"), unless the portion of the information to be used or disclosed has become generally and lawfully known to the Company's competitors.

         (2) The Partner shall not, for a period of twelve (12) months following his/her resignation, retirement or removal from the Company, for himself/herself or as agent, partner or employee of any person, corporation or firm other than an Affiliated Company, engage in the practice of professional services of the type provided by the Company for:


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                  (a)      any client of the Company or of an Affiliated Company
                           for whom the partner performed services, as determined by the SP, or

                  (b) any prospective client of the Company or of an Affiliated Company to whom the partner submitted, or assisted in the submission of, a proposal, during an eighteen (18) month period preceding his/her resignation, retirement or removal.

         (3) The Partner shall not, at any time during which he/she is a partner of the Company and for twelve (12) months after his/her resignation, retirement or removal from the Company, whether for his/her own account or for the account of any person other than an Affiliated Company, directly or indirectly, endeavor to solicit away from the Company or an Affiliated Company, or facilitate the solicitation away from the Company or an Affiliated Company, of any client of the Company or any Affiliated Company.

         (4) The Partner shall not, at any time during which he/she is a partner of the Company and for twelve (12) months after his/her resignation, retirement or removal from the Company, whether for his/her own account or for the account of any person other than an Affiliated Company, directly or indirectly, induce away from the Company or an Affiliated Company, or facilitate the inducement away from the Company or an Affiliated Company of, any personnel of the Company or an Affiliated Company or interfere with the faithful discharge by such personnel of their contractual and fiduciary obligations to serve the Company's or the Affiliated Company's interests and those of its clients of undivided loyalty.

         (5) Generally, the Partner shall for a period of twelve (12) months following his/her resignation, retirement or removal from the Company, not work for a competitor, or himself/herself act directly or indirectly as competitor, of the Company and Affiliated Companies on the fields and areas of work he/she has been concerned with directly during the past twenty-four (24) months prior to his/her resignation, retirement or removal. Such obligation not to compete shall cover Germany and such regional areas in which the Company or the Affiliated Companies do business at the time of resignation, retirement or removal of the Partner.

(B) For the duration of the post-contractual non-compete obligation the Partner shall receive a compensation in the amount of 50 per cent of his Base Compensation as defined in the Service Agreement, Article 3.1, payable monthly in arrears. Any third party income received by the Partner shall be deducted from the compensation. The compensation shall not be paid for any time the Partner is in violation of his/her post-contractual non-compete obligation.

(C) Insofar as not agreed upon otherwise herein, sections 74 et seq. German Commercial Code (Handelsgesetzbuch) shall apply.

(D) The Partner recognizes and agrees that a breach of any of the provisions of this Article will immediately and irreparably harm the Company's business, including but not limited

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         to the Company's valuable business relations with its actual and prospective clients, and that compensatory damages cannot be calculated readily and are in any event an inadequate remedy. Accordingly, the Partner acknowledges that the Company shall therefore be entitled to injunctive and other relief including forfeiture to it of any partner benefits, if permitted by law. In addition, the Partner agrees to reimburse the Company for all costs and expenses, including reasonable attorneys' fees, which the Company incurs in connection with the enforcement of its rights under this Article. Furthermore, the Partner agrees to pay a contractual penalty in the amount of three monthly salaries last received for each incident of breach of his/her post-contractual non-compete obligation. "Monthly salary" shall be calculated as overall remuneration received during the past twelve months divided by twelve. In case of a permanent violation the contractual penalty shall be due for each commenced calendar month.

(E) The Company may in his/her sole discretion waive any or all of the foregoing restrictions but shall advise the Shareholders of the Company of any such action taken at the next meeting.

(F) "Client" as used herein above shall mean any person or entity for whom the Company or an Affiliated Company performed professional services or provided products within the twelve (12) months immediately preceding the resignation, retirement or removal of the Partner. "Company" as used herein above shall include any entity owned or controlled by the Company, and "Affiliated Company" as used herein above shall include any entity owned or controlled by the relevant Affiliated Company.

(G) In case one or several provisions contained herein are found to be invalid, the validity of the remaining provisions shall remain unaffected. The invalid provision shall be substituted with a valid provision which comes as close as possible to the economic effects the parties intended with the invalid provision. The same shall apply if the invalidity of a provision is based on too broad wording as regards time, local area or contents; in this case, the legally valid wording shall apply.

Accenture GmbH



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Thomas Kohler                   Rolf Schulz             May 31, 2001



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